Exhibit 11

CONSENT OF EXPERT

August 27, 2010

International Tower Hill Mines Ltd.

United States Securities and Exchange Commission

Ladies and Gentlemen:

Re: International Tower Hill Mines Ltd.

I, William J. Pennstrom, Jr., M.A., do hereby consent to the filing of the written disclosure regarding the technical report entitled “June 2010 Summary Report on the Livengood Project, Tolovana District, Alaska” dated June 25, 2010 in the Form 40-F Annual Report, and any amendments thereto, and the Annual Information Form of International Tower Hill Mines Ltd. (the “Company”) dated August 23, 2010.

I also consent to the use of my name in the Company’s Form 40-F Annual Report, and any amendments thereto, and Annual Information Form dated August 23, 2010.

By:	/s/ William Pennstrom Jr.
William J. Pennstrom, Jr. M.A.
Metallurgical Engineer
Pennstrom Consulting Inc.